Exhibit 5.1

June 17, 2011

Sohu.com Inc.

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road

Haidian District

Beijing 100084

People’s Republic of China

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed on the date hereof with the Securities and Exchange Commission for the registration of 1,500,000 shares (the “Shares”) of Common Stock, $.001 par value, of Sohu.com Inc., a Delaware corporation (the “Company”). We understand that the Shares will be offered and sold to directors, officers, employees, consultants and advisors of the Company or other persons upon exercise of stock options or pursuant to other stock awards granted under the Company’s Amended and Restated 2010 Stock Incentive Plan (as the same may be amended from time to time, the “Plan”).

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan, upon the exercise of stock options or pursuant to other stock awards granted thereunder, have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Goulston & Storrs, P.C.